Exhibit 8.1

Significant and Other Principal Subsidiaries and Affiliated Entities of The Registrant

Wholly-owned subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
GameNow.net (Hong Kong) Limited	Hong Kong
China The9 Interactive Limited	Hong Kong
9Dream Limited	Hong Kong
China Crown Technology Limited	Hong Kong
The9 Development Center Limited	Hong Kong
Asian Way Development Limited	Hong Kong
New Star International Development Limited	Hong Kong
TDC (Asia) Limited	British Virgin Islands
Red5 Singapore Pte. Ltd. (formerly known as The9 Singapore Pte. Ltd.)	Singapore
The9 Interactive, Inc.	Delaware, USA
The9 Korea Co., Ltd.	Korea
Red5 Korea, LLC	Korea
The9 Computer Technology Consulting (Shanghai) Co., Ltd.	China
China The9 Interactive (Shanghai) Limited	China
China The9 Interactive (Beijing) Limited	China
Jiu Jing Era Information Technology (Beijing) Limited	China
Jiu Tuo (Shanghai) Information Technology Limited	China

Majority-owned subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
Red 5 Studios, Inc.	Delaware, USA

Affiliated entities

Name of Subsidiary	Jurisdiction of Incorporation
Shanghai Huopu Cloud Computing Terminal Technology Co., Ltd.	China
Shanghai The9 Information Technology Co., Ltd.	China
Shanghai Jiucheng Advertisement Co., Ltd.	China
Hangzhou Fire Rain Network Technology Co., Ltd.	China
Shenzhen Wanyouyinli Technology Co., Ltd.	China
Shanghai Jiushi Interactive Network Technology Co., Ltd.	China
Shanghai Mengxiang Hulian Digital Technology Co., Ltd.	China